EXHIBIT 3.1
CERTIFICATE OF INCORPORATION
OF
CHEMUNG FINANCIAL CORPORATION
(Under Section 402 of the Business Corporation Law)

The undersigned incorporators, natural persons over the age of eighteen years, in order to form a corporation under Section 402 of the Business Corporation Law of the State of New York, certify as follows:

    Name. The name of the corporation is Chemung Financial Corporation (hereinafter called the "Corporation").

    Purposes and Powers. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed and the powers which the Corporation may exercise are:

2.1 To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

2.2 To engage in any other lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

    Office. The office of the Corporation is to be located in the City of Elmira, County of Chemung, State of New York.

    Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is: Nine Hundred Thousand (900,000), all of which shall be common shares of the par value of Fifteen Dollars ($15.00) each.

    Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

    One Chemung Canal Plaza
    P. 0. Box 1522
    Elmira, New York 14902
    Attn: President

    Duration. The duration of the Corporation is to be perpetual.

    7. Directors. The number of, the retirement age of and other restrictions and qualifications for directors of the Corporation shall be fixed by the Bylaws of the Corporation and such number, retirement age and other restrictions and qualifications may be altered only by the affirmative vote of atleast 75% of the entire Board of Directors from time to time in the manner provided in the Bylaws or by amendment thereof adopted by the affirmative vote of at least 75% of the entire Board of Directors or adopted by the stockholders; provided, however, that any such amendment adopted by the stockholders must be adopted by the affirmative vote of holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation. The first class shall be originally elected for a term of one (1) year, the second class shall be originally elected for a term of two (2) years, and the third class shall be originally elected for a term of three (3) years, with the directors of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

    Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.

    Any director, an entire class of directors or the entire board of directors may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article 7.

    Preemptive Rights. No holder of shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration. Any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable without first offering such shares, obligations, other securities, options, or rights or any part thereof to existing shareholders.

    Indemnification. Every person who is or was, or whose testator or intestate was, a director or officer of the Corporation, or of any Corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his or his testator's or intestate's being or having been a director or officer of the Corporation, or of such other Corporation, whether or not he is a director or officer of the Corporation or such other Corporation at the time the expenses or liabilities are incurred.

    Business Combinations.

10.1 For the purposes of this Article 10:

(1) The term "beneficial owner" and correlative terms shall have the meaning as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any similar successor Rule. Without limitation and in addition to the foregoing, any shares of Voting Stock of this Corporation which any Major Stockholder has the right to vote or to acquire (i) pursuant to any agreement, (ii) by reason of tenders of shares by stockholders of the Corporation in connection with or pursuant to a tender offer made by such Major Stockholder (whether or not any tenders have been accepted, but excluding tenders which have been rejected), or (iii) upon the exercise of conversion rights, warrants, options or otherwise, shall be deemed "beneficially owned" by such Major Stockholder.

(2) The term "Business Combination" shall mean:

    any merger or consolidation (whether in a single transaction or a series of related transactions, including a series of separate transactions with a Major Stockholder, any Affiliate or Associate thereof or any Person acting in concert therewith) of this Corporation or any Subsidiary with or into a Major Stockholder or of a Major Stockholder into this Corporation or a Subsidiary;

    any sale, lease, exchange, transfer, distribution to stockholders or other disposition, including without limitation, a mortgage, pledge or any other security device, to or with a Major Stockholder by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all, substantially all or any Substantial Part of the assets of this Corporation or a Subsidiary (including, without limitation, any securities of a Subsidiary);

    the purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all, substantially all or any Substantial Part of the assets or business of a Major Stockholder;

    the issuance of any securities, or of any rights, warrants or options to acquire any securities, of this Corporation or a Subsidiary to a Major Stockholder or the acquisition by this Corporation or a Subsidiary of any securities, or of any rights, warrants or options to acquire any securities, of a Major Stockholder;

    any reclassification of Voting Stock, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Stock of the Corporation or any Subsidiary thereof which is beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of the Corporation or any Subsidiary thereof; and

    any agreement, contract or other arrangement providing for any of the transactions described herein.

    The term "Continuing Director" shall mean (i) a person who was a member of the Board of Directors of this Corporation immediately prior to the time that any then existing Major Stockholder became a Major Stockholder or (ii) a person designated (before initially becoming a director) as a Continuing Director by a majority of the then Continuing Directors. All references to a vote of the Continuing Directors shall mean a vote of the total number of Continuing Directors

    The term "Major Stockholder" shall mean any Person which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or any similar successor Rule) and any Person acting in concert therewith, is the beneficial owner of 10% or more of the votes held by the holders of the outstanding shares of the Voting Stock of this Corporation, and any Affiliate or Associate of a Major Stockholder, including a Person acting in concert therewith. The term "Major Stockholder" shall not include a Subsidiary of this Corporation.

    The term "Person" shall mean any individual, corporation, partnership or other person, group or entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group will be deemed a "Person".

    The term "Subsidiary" shall mean any business entity 50% or more of which is beneficially owned by the Corporation.

    The term "Substantial Part", as used in reference to the assets of the Corporation, of any Subsidiary or of any Major Stockholder means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is made.

    The term "Voting Stock" shall mean stock or other securities entitled to vote upon any action to be taken in connection with any Business Combination or entitled to vote generally in the election of directors, including stock or other securities convertible into Voting Stock.

10.2 Notwithstanding any other provisions of these Articles of Incorporation and except as set forth in 10.3 of this Article 10, neither the Corporation nor any Subsidiary shall be party to a Business Combination unless:

    The Business Combination was approved by the Board of Directors of the Corporation prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder; or

    The Major Stockholder involved in the Business Combination sought and obtained the unanimous prior approval of the Board of Directors to become a Major Stockholder and the Business Combination was approved by a majority of the Continuing Directors; or

    The Business Combination was approved by at least 75% of the Continuing Directors of the Corporation; or

    The Business Combination was approved by at least 75% of the outstanding Voting Stock of this Corporation and by at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

10.3 During the time a Major Stockholder exists, a resolution to voluntarily dissolve the Corporation shall be adopted only upon: (1) the vote by at least 75% of the Continuing Directors of the Corporation; or (2) the vote by at least 75% of the outstanding Voting Stock of this Corporation and by at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

10.4 As to any particular transaction, the Continuing Directors shall have the power and duty to determine, on the basis of information known to them:
    The amount of Voting Stock beneficially held by any Person;
    Whether a Person is an Affiliate or Associate of another;
    Whether a Person is acting in concert with another;
    Whether the assets subject to any Business Combination constitute a "Substantial Part" as herein defined;

    Whether a proposed transaction is subject to the provisions of this Article 10; and

    Such other matters with respect to which a determination is required under this Article 10.

Any such determination shall be conclusive and binding for all purposes of this Article 10.

10.5 The affirmative vote required by this Article 10 is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, this Certificate of Incorporation, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock or any agreement between the Corporation and any national securities exchange.

10.6 Any amendment, change or repeal of this Article 10 or any other amendment of these Articles of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of this Article 10 shall require approval by at least 75% of the outstanding Voting Stock of the Corporation and at least 75% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

IN WITNESS WHEREOF, the undersigned incorporators subscribe this Certificate and affirm it as true under the penalties of perjury on this 20th day of December, 1984.

/s/ John R. Battersby

John R. Battersby

/s/Boyd McDowell, II

Boyd McDowell, II

/s/Kenneth A. Tifft

Kenneth A. Tifft

State of New York, )

ss.

County of Chemung. )

On this 20th day of December, 1984, before me, the subscriber, personally appeared John R. Battersby, Boyd McDowell, II, and Kenneth A. Tifft, to me known and known to me to be the same persons described in and who executed the foregoing Certificate of Incorporation, and they severally duly acknowledged to me that they executed the same.

/s/Dorothy R. Williams

Notary Public